Exhibit 99.1

optionsXpress Announces Record Second Quarter 2005 Results

CHICAGO, IL, July 21, 2005 – optionsXpress Holdings, Inc. (Nasdaq: OXPS) today reported record results for the three months ended June 30, 2005. Highlights of the second quarter include:

•                  Record revenues of $28.6 million

•                  Record net income of $10.7 million, or $0.17 per diluted share

•                  Record daily average revenue trades (DARTs) of 17,000, a 20% year-over-year increase

•                  Record new accounts of 16,600, resulting in 133,200 total customer accounts and representing a 66% increase on a year-over-year basis

•                  Record customer asset growth of $380 million, resulting in $2.6 billion total customer assets, a 74% increase on a year-over-year basis

“We achieved another quarter of record results by remaining focused on the growing base of retail investors who use options as part of their long-term investing strategy. The overall options market continues to grow due to increasing consumer acceptance of options.  We believe this trend, and our expansion into other areas of specialty brokerage, will drive future growth at optionsXpress,” commented David Kalt, Chief Executive Officer of optionsXpress.

optionsXpress’ targeted marketing continued to cost effectively attract high value customers.  Advertising expense per net new account remained at $86, steady from the first quarter, down from $181 in the second quarter of last year, while total accounts increased by 16,600 versus 10,000 in the same period last year.  During the first half of the year, accounts grew at an annualized rate of over 60%.

“Our unique product offerings and differentiated technology appeal to high net worth, sophisticated customers whose low turnover provides stability to our customer base. In addition, we have found these customers shift an increasing share of their assets to optionsXpress as they become more comfortable with our well-rounded platform.  During the second quarter, these customer characteristics resulted in a 17% sequential and 74% year-over-year increase in total customer account assets to $2.6 billion,” said Kalt.

In the second quarter, total DARTs increased 20% to 17,000, up from 14,200 in the year-ago period. On a sequential quarterly basis, DARTs increased 3% from 16,500. The increase in DARTs contributed to a rise in total revenues, which grew 19% over the year-ago quarter and 6% over the first quarter of 2005. Resulting net income was $10.7 million, a 26% increase from $8.5 million in the prior-year period and a 9% increase from $9.8 million in the first quarter of 2005. For the quarter, diluted earnings per share was $0.17 compared to $0.15 in the second quarter of 2004.

“Our low customer acquisition costs, strong account growth, and efficient and highly scalable platform together produced pre-tax margins of 61% in the quarter. In addition, overall commission revenue growth was strong despite lower average commissions per trade, a decline influenced by two trends – a larger percentage of customers qualifying for the active stock trader rate and the popularity of select high priced stocks, reducing average option contracts per trade,” stated David Fisher, Chief Financial Officer of optionsXpress.  “Importantly, we continue to be priced at the low end of the market and have not felt significant price pressure from our customers.”

During the quarter, optionsXpress announced its first dividend as a publicly traded company in the amount of $0.04 per share, which equates to approximately $2.5 million.  The dividend was paid on July 7, 2005. optionsXpress anticipates continuing to pay quarterly dividends.

Outlook

Commenting on the Company’s outlook for the coming quarters, Kalt stated, “While the first quarter’s lackluster volumes continued into the early part of the second quarter, we saw increased strength in June resulting in record DARTs of 18,200, a 13% increase over May. While the third quarter is historically slow, we expect that the benefits of our account growth, opportunities created by customer displacement from consolidation and new initiatives, including the recent futures platform launch, will generate incremental growth later this year.”

Conference Call

A conference call will be broadcast live on Thursday, July 21, 2005, at 10:00 a.m. Central Time (11:00 a.m. Eastern) at http://www.optionsXpress.com. Click on About Us, then Investor Relations, and then Calendar of Events to access the link. Subscribed users can also access the broadcast at http://www.streetevents.com. An online replay will be available approximately two hours after the call.

About optionsXpress Holdings, Inc.

optionsXpress Holdings, Inc. provides innovative securities brokerage products and services for investor education, strategy evaluation and trade execution. Through its subsidiaries optionsXpress, an online brokerage, and brokersXpress, an online trading and reporting platform for independent investment professionals, the company offers a wide range of investor tools, superior customer service and competitive commissions. optionsXpress has been named the top online securities brokerage by Barron’s in its last three annual surveys (2003, 2004 and 2005).

Safe Harbor

This press release may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks. We urge you to carefully consider these risks in evaluating the information in this press release, including risks related to general economic conditions, regulatory developments, the competitive landscape, the volume of securities trading generally or by our customers specifically and other risks described in our filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.

FOR FURTHER INFORMATION:

AT ASHTON PARTNERS:	AT SCANLON CORPORATE COMMUNICATIONS:

Janelle Woodward

Josh Inglis

Investor Inquiries

Media Inquiries

(312) 553-6722

(312) 822-9299

optionsXpress Holdings, Inc.

Consolidated Statements of Operations

In thousands, except per share data

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Revenues:
Commissions	$20,573	$19,197	$40,082	$37,513
Other brokerage related revenue	5,368	4,120	10,529	9,051
Interest income	2,582	660	4,719	1,205
Other income	58	9	117	20
Total revenues	$28,581	$23,986	$55,447	$47,789

Expenses:
Brokerage, clearing and other related expenses	3,232	3,814	6,878	6,916
Compensation and benefits	3,260	2,156	6,085	3,922
Advertising	1,424	1,806	2,771	3,745
Quotation services	939	913	2,013	1,710
Depreciation and amortization	565	375	1,087	742
Technology and telecommunications	539	281	1,029	498
Other	1,121	599	1,841	978
Total expenses	$11,080	$9,944	$21,704	$18,511

Income before income taxes	17,501	14,042	33,743	29,278
Income taxes	6,845	5,585	13,283	11,643
Net income	$10,656	$8,457	$20,460	$17,635

Basic earnings per share	$0.17	$0.15	$0.34	$0.32
Diluted earnings per share	$0.17	$0.15	$0.33	$0.31

Weighted average shares outstanding - basic	61,845	37,796	58,269	37,805
Weighted average shares outstanding - diluted	62,474	57,251	61,623	57,097

optionsXpress Holdings, Inc.

Consolidated Balance Sheets

In thousands

(Unaudited)

	June 30, 2005	December 31, 2004
Assets:
Cash and cash equivalents	$74,213	$24,759
Short-term investments	10,625	—
Receivable from brokers	10,378	9,299
Security deposits	313	313
Fixed assets, net	3,996	3,732
Other assets	1,058	1,892
Investment in optionsXpress Australia	288	100
Total assets	$100,871	$40,095

Liabilities and stockholders’ equity:

Liabilities
Accounts payable and accrued liabilities	$5,059	$5,023
Dividends payable	$2,474	—
Current income taxes payable	(204)	1,152
Net deferred income tax liabilities	751	914
Total liabilities	8,080	7,089

Stockholders’ equity	$92,791	$33,006

Total liabilities and stockholders’ equity	$100,871	$40,095

optionsXpress Holdings, Inc.

Statistical Operating Data

	Quarter Ended		Six Months Ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Number of customer accounts (at period end)(1)	133,200	80,100	133,200	80,100
Daily average revenue trades (“DARTs”)(2)	17,000	14,200	16,800	14,000
Customer trades per account (3)	35	47	36	50
Average commission per trade	$18.90	$21.79	$19.13	$21.66
Option trades as a% of total trades	76%	81%	76%	79%
Advertising expense per new customer account (4)	$86	$181	$86	$167
Total client assets (000s)	$2,551,852	$1,468,184	$2,551,852	$1,468,184
Client margin balances (000s)	$97,514	$60,285	$97,514	$60,285

(1) Customer accounts are open, numbered accounts.

(2) DARTs are total revenue-generating trades for a period divided by the number of trading days in that period.

(3) Customer trades per account are total trades divided by the average number of total customer accounts during the period. Customer trades are annualized.

(4) Calculated based on total new customer accounts opened during the period.